 Exhibit 11


                 COMPUTATION OF NET INCOME PER COMMON SHARE/1/



                      (In thousands except per share data)


 Year Ended December 31                               1995      1994      1993
 ------------------------------------------------------------------------------
 Weighted Average Common Shares Outstanding         39,737    38,127    35,844


 Shares Issuable Upon Exercise of Stock Options      3,500     3,178     3,732
 Less Shares Assumed to be Repurchased at Fair
    Market Value                                    (2,529)   (2,574)   (2,913)
                                                   -------   -------   -------
 Total Common Equivalent Shares                        971       604       819
                                                   -------   -------   -------
 Total Weighted Average Common and Common
    Equivalent Shares                               40,708    38,731    36,663
                                                   =======   =======   =======

 Net Income to Common Shareholders                 $29,200   $23,100   $17,000
                                                   =======   =======   =======

 Net Income per Common Share                       $  0.72   $  0.60   $  0.46
                                                   =======   =======   =======

________________________
/1/ All share and per share data have been restated to reflect the three-for-two stock split that was effective January 5, 1996.

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